Alltrista Corporation comments on review of strategic options

INDIANAPOLIS, Ind., October 10, 2000--In reaction to today's announcement regarding Alltrista Corporation's (NYSE: ALC) 2000 earnings outlook, the company has received inquiries from several shareholders with respect to the process of reviewing corporate strategic options, which was initiated earlier this year. The company had engaged Bear Stearns to assist in this process, and although it had been slowed pending review of projected operating performance, it had not been suspended. Now that the assessment of projected operating performance has been completed, the company intends to resume the normal pace for the process.

     Thomas B. Clark, chairman, president and chief executive officer of Alltrista Corporation, said, "Now that action plans aimed at addressing operating performance have been developed and are being implemented, I want to make it clear to all shareholders that we intend to proceed with the process of reviewing strategic options."

     Alltrista Corporation will conduct a conference call today at 4 p.m. EDT to
review   today's   announcements.   The  call  can  be   accessed   by   dialing
1.800.244.2138.

     Alltrista Corporation is now scheduled to announce actual results for its third quarter ended October 1, 2000 on Friday, October 20 versus the originally scheduled date of October 25. Senior management will conduct a conference call on the 20th for interested parties, which will be Web cast on the corporation's Web site by StreetEvents.

     Alltrista is a materials-based company. Its plastics group serves numerous fields, including healthcare, consumer, appliance, motor vehicle and industrial markets. Through its metals group, Alltrista is the leading supplier of home food preservation products, under the Ball(R), Kerr(R) and Bernardin(R) brands, and is the country's largest producer of zinc strip and fabricated products, including coin blanks for the U.S. and foreign mints. Please visit the company's Web site at www.alltrista.com for further information.

Note: This news release contains forward-looking statements intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Alltrista's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary are included in the Company's periodic reports filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 1999, and its Form 10-Q for the three months ended July 2, 2000.


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